----------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------
|F  O  R  M   5|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
----------------                                                                                        |--------------------------|
    Check box if no longer subject      ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] to Section 16. Form 4 or Form 5                                                                     |Expires: January 31, 2005 |
    Obligations may continue. See instruction                                                           |Estimated average burden  |
    1(b).                                                                                               |hours per response.....1.0|
[ ] Form 3 Holdings Rep.     Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ----------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
[ ] Form 4 Trans. Rep.                   Section 30(h) of the Investment Company Act 1940
------------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person(s) to|
|                                        |                                                |  Issuer (Check all Applicable)         |
|  Scheib, Donald                        |  Kingdom Ventures, Inc. (KDMV)                 |                                        |
|                                        |                                                | X  Director              10% Owner     |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS Identification . |4.Statement for Month/  |    Officer               Other         |
|                                        |  Number of Reporting  |  Year                  |---(give title below) ---(Specify below)|
|  1045 Stephanie Way                    |  Person, if an entity |                        |                                        |
|                                        |  (Voluntary)          |   January 31, 2003     |                                        |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |                       |  Original (Month/Year) |   (Check Applicable Line)              |
|                                        |                       |                        |                                        |
|  Minden, Nevada 89423                  |                       |                        | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security   |2.Transac-  |2A. Deemed|3.Trans. |4.Securities Acquired (A) or  |5.Amount of      |6.    |7.Nature of      |
|  (Instr. 3)          |  tion Date |Execution |  action |  Disposed of (D)             |  Securities     |Owner.|  Indirect       |
|                      |(Mon/Day/Yr)|Date, if  |  Code   |                              |  Beneficially   |ship  |  Beneficial     |
|                      |            |any (Mon/ |(Instr.8)|  (Instr. 3, 4, & 5)          |  Owned at end of|Form  |  Ownership      |
|                      |            |Day/Yr    |         |------------------------------|  Issuer's Fiscal|(D)   |  (Instr. 4)     |
|                      |            |          |         |               |(A) |         |  Year           |or    |                 |
|                      |            |          |         |     Amount    |(D) |  Price  |  (Instr. 3 & 4) |(I)   |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------| -----------------
|                      |            |          |         |               |    |         |                 |      |                 |
|-----------------------------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
| Common Stock, Par    |            |          |         |               |    |         |   15,300        | D    |                 |
| value $.001          |            |          |         |               |    |         |                 |      |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
| Common Stock, Par    |            |          |         |               |    |         |                 |      |                 |
| value $.001          | 1/5/02     |          |  P4     |         100   | A  | $1.00   |                 | D    |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
| Common Stock, Par    |            |          |         |               |    |         |                 |      |                 |
| value $.001          | 2/5/02     |          |  P4     |         200   | A  | $1.00   |                 | D    |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
| Common Stock, Par    |            |          |         |               |    |         |                 |      |                 |
| value $.001          | 2/5/02     |          |  P4     |       1,000   | A  | $1.00   |                 | D    |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
| Common Stock, Par    |            |          |         |               |    |         |                 |      |                 |
| value $.001          | 3/5/02     |          |  P4     |      11,000   | A  | $1.00   |                 | D    |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |         |               |    |         |                 |      |                 |
|                      |            |          |         |               |    |         |                 |      |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |         |               |    |         |                 |      |                 |
|                      |            |          |         |               |    |         |                 |      |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |         |               |    |         |                 |      |                 |
|                      |            |          |         |               |    |         |                 |      |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |         |               |    |         |                 |      |                 |
|                      |            |          |         |               |    |         |                 |      |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|
|                      |            |          |         |               |    |         |                 |      |                 |
|                      |            |          |         |               |    |         |                 |      |                 |
|----------------------|------------|----------|---------|---------------|----|---------|-----------------|------|-----------------|


Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (9-02)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).




                                                                                                                     PAGE:  1 OF 2












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

FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)
------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver|3.    |3A.Deemed|4.Trans-|5.Number of      |6.Date      |7.Title and Amount|8.Price |9.Number  |10. |11.Nature|
|Derivative|sion or |Trans-|Execution|action  |Derivative       |Exercisable |of Underlying     |of Deriv|  of      |Own.|  of     |
|Security  |Exercise|action|Date, if |Code    |Securities       |and         |  Securities      |Security|Derivative|Form|Indirect |
|(Instr. 3)|Price of|Date  |any (mon/|Instr.8 |Acquired (A) or  |Expiration  |  (Instr. 3 & 4)  |(Instr5)|Securities|of |Beneficial|
|          |Deriva- |      |day/Year)|        |Disposed of (D)  |Date        |                  |        |Benefi-   |Deri|Ownership|
|          |tive    |(Month|         |        |(Instr. 3, 4 & 5)|(Month/Day/ |                  |        |cially    |Sec.|(Instr.4)|
|          |Security| Day/ |         |        |                 |Year)       |                  |        |Owned     |Dir.|         |
|          |        | Year)|         |        |                 |------------|------------------|        |at End of |(D) |         |
|          |        |      |         |        |                 |Date |      |        |Amount or|        |Year      |or  |         |
|          |        |      |         |        |-----------------|Exer-|Expira| Title  |Number of|        |(Instr. 4)|Ind.|         |
|          |        |      |         |        |   (A)   |    (D)|cis- |tion  |        |Shares   |        |          |(I) |         |
|          |        |      |         |        |         |       |able |Date  |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|Option to | $1.00  |2/12/02         | A      | 12,500  |       |2/12/|1/31/ |Common  | 12,500  | $0.00  | 12,500   | D  |         |
|Purchase  |        |      |         |        |         |       |  02 |  03  |Stock   |         |        |          |    |         |
|Common Stk|        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|
|          |        |      |         |        |         |       |     |      |        |         |        |          |    |         |
|----------|--------|------|---------|--------|---------|-------|-----|------|--------|---------|--------|----------|----|---------|

Explanation of Responses:




















                                                             By:/s/Donald Scheib                      February 11, 2003
                                                              **Signature of Reporting Person           Date
                                                             Name: Donald Scheib


**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-97)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                                                                                                                      PAGE:  2 OF 2






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